                                                                   EXHIBIT 10.2

                    SHARE EXCHANGE AND INTEGRATION AGREEMENT
                                  BY AND AMONG
                            MASTERCARD INCORPORATED,
                     MASTERCARD INTERNATIONAL INCORPORATED,
                                      AND
                           EUROPAY INTERNATIONAL S.A.
                                  DATED AS OF
                               FEBRUARY 13, 2002

                               TABLE OF CONTENTS

                                                                            PAGE
   ARTICLE I  EXCHANGE OF SHARES..........................................    2
        1.1   Conversion..................................................    2
        1.2   Share Exchange..............................................    2
        1.3   Adjustment of Shares........................................    2
        1.4   Transition Period; Further Adjustment.......................    3
        1.5   Closing.....................................................    5
  ARTICLE II  REPRESENTATIONS AND WARRANTIES OF EPI.......................    5
        2.1   Organization of EPI.........................................    5
        2.2   Authority...................................................    5
        2.3   Capitalization..............................................    6
        2.4   Subsidiaries................................................    6
        2.5   No Conflicts................................................    6
        2.6   Governmental Approvals and Filings..........................    6
        2.7   Financial Statements........................................    7
        2.8   No Undisclosed Liabilities..................................    7
        2.9   Taxes.......................................................    7
        2.10  Legal Proceedings...........................................    8
        2.11  Compliance With Laws and Orders.............................    8
        2.12  Real Property...............................................    8
        2.13  Intellectual Property Rights................................    8
        2.14  Licenses....................................................    9
        2.15  Insurance...................................................    9
        2.16  Brokers.....................................................    9
        2.17  Employee Benefit Plans......................................    9
 ARTICLE III  REPRESENTATIONS AND WARRANTIES OF MC GLOBAL AND MCI.........    9
        3.1   Organization................................................    9
        3.2   Authority...................................................    9
        3.3   Capitalization..............................................   10
        3.4   No Conflicts................................................   10
        3.5   Governmental Approvals and Filings..........................   10
        3.6   Financial Statements........................................   10
        3.7   Absence of Changes..........................................   10
        3.8   No Undisclosed Liabilities..................................   10
        3.9   Legal Proceedings...........................................   11
        3.10  Compliance With Laws and Orders.............................   11
        3.11  Taxes.......................................................   11
        3.12  Licenses....................................................   11
        3.13  Brokers.....................................................   11
  ARTICLE IV  ACTIONS PRIOR TO CLOSING....................................   12
        4.1   Regulatory and Other Approvals..............................   12
        4.2   Competition Filings.........................................   12
        4.3   Preparation of the Registration Statement and the Proxy
              Statement; Members' Meeting.................................   12
        4.4   Investigation by MC Global..................................   13
        4.5   Alternative Solicitations...................................   13
        4.6   Conduct of Business of MC Global and MCI....................   13

                                                                            PAGE
        4.7   Conduct of Business of EPI..................................   13
        4.8   Employee Matters............................................   13
        4.9   Certain Restrictions........................................   14
        4.10  Books and Records...........................................   14
        4.11  Notice and Cure.............................................   14
        4.12  Fulfillment of Conditions...................................   15
   ARTICLE V  CONDITIONS TO OBLIGATIONS OF MC GLOBAL AND MCI..............   15
        5.1   Representations and Warranties..............................   15
        5.2   Performance.................................................   15
        5.3   Officers' Certificates......................................   15
        5.4   Orders and Laws.............................................   15
        5.5   Regulatory Consents and Approvals...........................   16
        5.6   Third Party Consents........................................   16
        5.7   Opinion of Counsel..........................................   16
        5.8   Charters and Bylaws.........................................   16
        5.9   Certificates................................................   16
        5.10  Resignations of Directors...................................   16
        5.11  Intellectual Property Assignment Agreement..................   16
        5.12  Entry into License Agreement................................   16
        5.13  MEPUK Share Exchange Agreement..............................   16
        5.14  EPI Share Exchange Agreement................................   16
        5.15  Registration Statement......................................   16
        5.16  Tax Matters.................................................   17
  ARTICLE VI  CONDITIONS TO OBLIGATIONS OF EPI............................   17
        6.1   Representations and Warranties..............................   17
        6.2   Performance.................................................   17
        6.3   Officers' Certificates......................................   17
        6.4   Orders and Laws.............................................   17
        6.5   Regulatory Consents and Approvals...........................   17
        6.6   Third Party Consents........................................   17
        6.7   Opinion of Counsel..........................................   18
        6.8   Charters and Bylaws.........................................   18
        6.9   Good Standing Certificates..................................   18
        6.10  No Stop Orders..............................................   18
        6.11  Merger Agreement............................................   18
        6.12  Tax Matters.................................................   18
 ARTICLE VII  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
              AGREEMENTS; POST-CLOSING COVENANTS..........................   18
        7.1   Survival of Representations, Warranties, Covenants and
              Agreements..................................................   18
        7.2   Post-Closing Covenants......................................   18
ARTICLE VIII  TERMINATION.................................................   19
        8.1   Termination.................................................   19
        8.2   Effect of Termination.......................................   19
  ARTICLE IX  DEFINITIONS.................................................   19
        9.1   Definitions.................................................   19
   ARTICLE X  MISCELLANEOUS...............................................   27
       10.1   Notices.....................................................   27
       10.2   Entire Agreement............................................   27

                                                                            PAGE
       10.3   Expenses....................................................   28
       10.4   Public Announcements........................................   28
       10.5   Confidentiality.............................................   28
       10.6   Waiver......................................................   28
       10.7   Amendment...................................................   28
       10.8   No Third Party Beneficiary..................................   29
       10.9   No Assignment; Binding Effect...............................   29
       10.10  Headings....................................................   29
       10.11  Consent to Jurisdiction and Service of Process..............   29
       10.12  Invalid Provisions..........................................   29
       10.13  Governing Law...............................................   29
       10.14  Counterparts................................................   29
       10.15  Incidental Purchases........................................   29

                                    EXHIBITS

EXHIBIT A    Agreement and Plan of Merger
EXHIBIT B    EPI Share Exchange Agreement
EXHIBIT C    MEPUK Share Exchange Agreement
EXHIBIT D    Officers' Certificate of EPI
EXHIBIT E    Certificate of EPI General Manager, Corporate Affairs
EXHIBIT F-1  Intentionally Deleted
EXHIBIT F-2  Intentionally Deleted
EXHIBIT G    Certificate of Incorporation of MCI
EXHIBIT H    Bylaws of MCI
EXHIBIT I    Certificate of Incorporation of MC Global
EXHIBIT J    Bylaws of MC Global
EXHIBIT K    [Intentionally Deleted]
EXHIBIT L    MCI License Agreement
EXHIBIT M    Officers' Certificate of MC Global and MCI
EXHIBIT N    Secretary's Certificate of MC Global and MCI
EXHIBIT O    Intentionally Deleted
EXHIBIT P    Europe Region Countries

                    SHARE EXCHANGE AND INTEGRATION AGREEMENT

     This amended and restated SHARE EXCHANGE AND INTEGRATION AGREEMENT (the "AGREEMENT") is made and entered into as of February 13, 2002, by and among MasterCard Incorporated, a Delaware corporation ("MC GLOBAL"), MasterCard International Incorporated, a Delaware non-stock corporation. ("MCI"), and Europay International S.A., a company limited by shares, organized and existing under the laws of Belgium ("EPI"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 9.1.

     WHEREAS, MCI operates a global payments system that supports a family of proprietary brands including the MasterCard(R) and Cirrus(R) brands;

     WHEREAS, EPI operates a European payments system that supports a family of proprietary brands including the Eurocard(R), ec eurocheque(R) and ec Picto(R) brands;

     WHEREAS, MCI and EPI jointly operate a global payments system that supports the Maestro(R) brand;

     WHEREAS, MCI and EPI are parties to an Alliance Agreement, dated as of November 14, 1996 (the "ALLIANCE AGREEMENT"), and a Maestro Agreement, dated as of June 19, 1997 (the "MAESTRO AGREEMENT"), under which EPI was delegated certain authority to manage the licensing of MCI's brands and Maestro(R) brands, respectively, to European financial institutions;

     WHEREAS, the Boards of Directors of MCI, MC Global and EPI have each approved a transaction in which the business, assets and operations of MCI and EPI will be combined into a single global enterprise, the parent of which will be known as "MasterCard Incorporated," and immediately thereafter the Alliance Agreement and the Maestro Agreement will be terminated;

     WHEREAS, the Boards of Directors of MCI and EPI have each approved a term sheet relating to the transactions provided for in this Agreement, which term sheet is superseded by this Agreement;

     WHEREAS, MCI and MC Global will consummate a stock conversion (the "CONVERSION") in accordance with the Agreement and Plan of Merger attached hereto as Exhibit A, in which all Principal Members of MCI will exchange their existing Principal Membership Interests in MCI for Class A membership interests in MCI and for shares of MC Global Class A Stock, par value $.01 per share (the "MC GLOBAL CLASS A STOCK"), and MC Global Class B Stock, par value $.01 per share (the "MC GLOBAL CLASS B STOCK");

     WHEREAS, immediately following the Conversion, (i) the shareholders of EPI (each, an "EPI SHAREHOLDER," and collectively, the "EPI SHAREHOLDERS"), other than MCI and MasterCard/Europay U.K. Limited, a company limited by shares organized and existing under the laws of the United Kingdom ("MEPUK"), will exchange their shares of EPI (the "EPI SHARE EXCHANGE") for shares of MC Global Class A Stock and MC Global Class B Stock and (ii) simultaneously therewith, the shareholders of MEPUK (the "MEPUK SHAREHOLDERS") will exchange their shares of MEPUK for shares of MC Global Class A Stock and MC Global Class B Stock (the "MEPUK SHARE EXCHANGE") (the EPI Share Exchange and the MEPUK Share Exchange are collectively referred to as the "SHARE EXCHANGE") as more fully provided herein;

     WHEREAS, the shares of MC Global Class A Stock and MC Global Class B Stock to be issued to the European Members in the Conversion and the shares of MC Global Class A Stock and MC Global Class B Stock to be issued to the EPI Shareholders and the MEPUK Shareholders in the Share Exchange will constitute 33 1/3% of the Outstanding Shares of MC Global; and

     WHEREAS, immediately following the Conversion and the Share Exchange, the Members Outside Europe will own shares of MC Global Class A Stock and MC Global Class B Stock that constitute 66 2/3% of the Outstanding Shares of MC Global;

     WHEREAS, for United States federal income tax purposes, the parties intend that the transactions contemplated by this Agreement and the related documents, including (i) the Conversion, pursuant to which, in substance, the Principal Members of MCI will effectively transfer to MC Global the equity rights associated with their membership interests, in the form of a Class B membership interest in MCI, and retain the contractual rights as licensees associated with their existing membership interests in the form of Class A membership interests in MCI and their existing license agreements with MCI, (ii) the Share Exchange and (iii) the reallocations of shares of MC Global Class A Stock and MC Global Class B Stock among the shareholders of MC Global, shall together constitute an integrated series of transactions consisting solely of transfers of property to MC Global in exchange for shares of MC Global Class A Stock and MC Global Class B Stock as described in Section 351(a) of the Code;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                               EXCHANGE OF SHARES

     1.1 Conversion.

     (a) At the Closing and immediately prior to the Share Exchange, MCI and MC Global shall consummate the Conversion. In the Conversion, the existing Principal Membership Interests held by the Members Outside Europe will be converted into Class A membership interests in MCI and an aggregate of 56,000,000 shares of MC Global Class A Stock and 10,666,667 shares of MC Global Class B Stock and the existing Principal Membership Interests held by the European Members will be converted into Class A membership interests in MCI and an aggregate of 4,236,788 shares of MC Global Class A Stock and 807,007 shares of MC Global Class B Stock. In the Conversion, shares of MC Global Class A Stock and MC Global Class B Stock will be issued in respect of and in proportion to each of the Principal Membership Interests held by the Members Outside Europe and the European Members immediately prior to the Conversion. It is understood in substance that the MC Global Class A Stock and the MC Global Class B Stock represent the equity rights associated with the existing Principal Membership Interests and the Class A membership interests represent a continuation of the contractual rights associated with the existing Principal Membership Interests pursuant to which each Principal Member acts as a licensee of MCI in accordance with their existing license agreements with MCI, which license agreements shall remain in effect in accordance with their terms following the Conversion.

     (b) Following the Conversion, and as an integral part of the integrated series of transactions contemplated hereby, the shares of MC Global Class A Stock and MC Global Class B Stock shall be reallocated in accordance with
Section 1.3.

     1.2 Share Exchange. At the Closing, immediately following the consummation of the Conversion pursuant to Section 1.1(a), MC Global and the EPI Shareholders shall consummate the EPI Share Exchange, and MC Global and the MEPUK Shareholders shall consummate the MEPUK Share Exchange. A total of 18,952,555 shares of MC Global Class A Stock and 3,610,009 shares of MC Global Class B Stock will be issued to the EPI Shareholders, other than MCI and MEPUK, in the EPI Share Exchange. Except as otherwise agreed, each EPI Shareholder, other than MCI and MEPUK, will exchange each share of capital stock of EPI held by it for
262.66279 shares of MC Global Class A Stock and 50.03101 shares of MC Global Class B Stock. A total of 4,810,657 shares of MC Global Class A Stock and 916,317 shares MC Global Class B Stock will be issued to the shareholders of MEPUK in the MEPUK Share Exchange.

     1.3 Adjustment of Shares.

     (a) At the Closing, immediately following the consummation of the Conversion pursuant to Section 1.1(a) and the Share Exchange pursuant to Section 1.2, and as an integral part of the integrated series of transactions that includes the Conversion and the Share Exchange, (i) the shares of MC Global Class A Stock and MC Global Class B Stock held by the Shareholders of Europe shall immediately be reallocated among each of the Shareholders of Europe so that each such shareholder will receive such number of shares of MC Global Class A Stock as is equal to its proportionate share of the European Regional Proxy Amount as of

December 31, 2000 multiplied by 28,000,000, and such number of shares of MC Global Class B Stock, as is equal to its proportionate share of the European Regional Proxy Amount as of December 31, 2000 multiplied by 5,333,333; and (ii) the shares of MC Global Class A Stock and MC Global Class B Stock held by the Shareholders Outside Europe shall immediately be reallocated among each of the Shareholders Outside Europe so that each such shareholder will receive such number of shares of MC Global Class A Stock as is equal to its proportionate share of the Outside Europe Proxy Amount as of December 31, 2000 multiplied by 56,000,000, and such number of shares of MC Global Class B Stock as is equal to its proportionate share of the Outside Europe Proxy Amount as of December 31, 2000 multiplied by 10,666,667; provided, however, that no fractional shares of MC Global Class A Stock or MC Global Class B Stock shall be issued or delivered by MC Global, and any fractional share interests shall be rounded in such manner as the management of MC Global shall determine in its sole discretion.

     (b) The MC Global Class A Stock to be held by the Shareholders of Europe immediately following the Conversion and the Share Exchange shall represent 28%, and the MC Global Class A Stock to be held by the Shareholders Outside Europe immediately following the Conversion and the Share Exchange shall represent 56%, of the number of Outstanding Shares of MC Global immediately following the Conversion and the Share Exchange. The MC Global Class B Stock to be held by the Shareholders of Europe immediately following the Conversion and the Share Exchange shall represent 5 1/3%, and the MC Global Class B Stock to be held by the Shareholders Outside Europe immediately following the Conversion and the Share Exchange shall represent 10 2/3%, of the number of Outstanding Shares of MC Global.

     1.4 Transition Period; Further Adjustment.

     (a) The MC Global Class A Stock and the MC Global Class B Stock shall be subject to the MC Global Charter and the MC Global Bylaws. Among other things, the MC Global Charter and the MC Global Bylaws provide that any purported transfer of MC Global Class A Stock and MC Global Class B Stock prior to the Transition Date that does not comply with the MC Global Charter and the MC Global Bylaws shall be void.

     (b) As provided in the MC Global Charter and the MC Global Bylaws, as of the close of business, New York City time, on the Transition Date, each outstanding share of MC Global Class B Stock, other than any MC Global Class B Stock that constitutes ec Picto Stock, shall automatically be converted into one share of MC Global Class A Stock. As an integral part of the integrated series of transactions that includes the Conversion and the Share Exchange, shares of MC Global Class A Stock shall then be reallocated among the holders of MC Global Class A Stock on the Transition Date in accordance with the following:

          (i) First, shares of MC Global Class A Stock shall be allocated to the Shareholders of Europe, in the aggregate, and to the Shareholders Outside Europe, in the aggregate, in accordance with the following:

             (1) If the European Regional Proxy Amount for the last year of the Transition Period is 26% or less, then the Shareholders of Europe shall be entitled in the aggregate to an allocation of MC Global Class A Stock that represents 26% of the number of Outstanding Shares of MC Global.

             (2) If the European Regional Proxy Amount for the last year of the Transition Period is greater than 26% but less than or equal to 28%, then the Shareholders of Europe shall be entitled in the aggregate to an allocation of MC Global Class A Stock that represents 28% of the number of Outstanding Shares of MC Global.

             (3) If the European Regional Proxy Amount for the last year of the Transition Period is greater than 28%, then the Shareholders of Europe shall be entitled in the aggregate to an allocation of MC Global Class A Stock that is equal, in percentage terms, to the European Regional Proxy Amount for the last year of the Transition Period, up to a maximum amount, when taken together with any ec Picto Stock, of 44% of the number of Outstanding Shares of MC Global (consisting of the MC Global Class A Stock issued to the Shareholders of Europe in the Conversion and the Share Exchange (28% of the Outstanding Shares of MC Global), the MC Global Class B Stock issued to the Shareholders of Europe in the Conversion and Share Exchange (5 1/3% of the Outstanding Shares of MC Global) and the MC Global Class B Stock issued to the Shareholders Outside Europe (10 2/3% of the Outstanding Shares of MC Global)).

             (4) Any MC Global Class B Stock that constitutes ec Picto Stock shall not be converted into MC Global Class A Stock on the Transition Date and shall not be subject to reallocation to the Shareholders Outside Europe at such time. Instead, the Shareholders of Europe shall hold any ec Picto Stock through the second anniversary of the Transition Date.

             (5) The Shareholders Outside Europe shall be entitled in the aggregate to an allocation of MC Global Class A Stock that represents the remaining number of outstanding shares of MC Global Class A Stock after the shares of MC Global Class A Stock and ec Picto Stock have been allocated to the Shareholders of Europe in accordance with paragraphs
        (1)-(4) above.

          (ii) Second, in accordance with the MC Global Charter and the MC Global Bylaws, all shares of MC Global Class A Stock that have been allocated in the aggregate to the Shareholders of Europe and in the aggregate to the Shareholders Outside Europe, shall immediately be delivered to each of the Shareholders of Europe, on the one hand, and to each of the Shareholders Outside Europe, on the other hand, in proportion to each such shareholder's proportionate share of the European Regional Proxy Amount or the Outside Europe Proxy Amount, as the case may be for the last year of the Transition Period.

     (c) At the second anniversary of the Transition Date, each share of ec Picto Stock shall be converted into one share of MC Global Class A Stock and shall be allocated to the Shareholders Outside Europe and Shareholders of Europe depending upon the percentage of ec Picto Volumes that have been converted to Maestro Volumes by that time and the types of Volumes into which they have been converted. The shares of MC Global Class A Stock that result from the conversion of ec Picto Stock shall be allocated in the aggregate to the Shareholders of Europe in proportion to the percentage of ec Picto Volumes that have actually been converted to Maestro Volumes by that time, and the balance shall be allocated to the Shareholders Outside Europe. Those shares of MC Global Class A Stock allocated to the Shareholders of Europe shall then immediately be delivered to those individual Shareholders of Europe who were responsible for the ec Picto Volumes that were actually converted in proportion to the amount of converted ec Picto Volumes attributable to each of them, and the shares allocated to the Shareholders Outside Europe shall immediately be delivered to each of the Shareholders Outside Europe in proportion to each such shareholder's proportionate share of the Outside Europe Proxy Amount; provided, however, that no fractional shares of MC Global Class A Stock or MC Global Class B Stock shall be issued or delivered by MC Global, and any fractional share interests shall be rounded in such manner as the management of MC Global shall determine in its sole discretion.

     (d) For purposes of determining the Global Proxy Calculation, the conversion of Euros into U.S. dollars will be based on the average exchange rate during the twenty-day period ending on the day prior to the applicable measurement date (the "PREVAILING EXCHANGE RATE"), provided that during the Transition Period and for two years thereafter the Prevailing Exchange Rate shall be $.9565 U.S. = 1 Euro for so long as 1 Euro is not less than $.9065 U.S. and not greater than $1.0065 U.S. (the "CURRENCY CONVERSION BAND"). In the event that the Prevailing Exchange Rate does not fall within the Currency Conversion Band, the currency conversion rate to convert Euros to U.S. Dollars will be $.9565 adjusted by the difference between such Prevailing Exchange Rate and the upper/lower limit of the Currency Conversion Band, as applicable.

     For purposes of determining the Global Proxy Calculation during the Transition Period and for two years thereafter, amounts denominated in the currency of a country within the Europe Region other than the Euro shall be converted into Euros and subsequently converted into U.S. dollars in accordance with the previous paragraph.

     (e) Section 2(b) of ARTICLE IV of the MC Global Bylaws provides that, during the Transition Period, one-third of the Directors of MC Global shall be representatives of Shareholders of Europe. This provision of the MC Global Bylaws shall remain in effect during the Transition Period.

     (f) Section 1(c) of Article FIFTH of the MC Global Charter provides that no holder of capital stock eligible to be voted in the election of directors of MC Global, together with its affiliates (as defined in the MC

Global Charter), shall be entitled to exercise voting power in excess of 7% of the outstanding shares of capital stock entitled to be voted in any election of directors. This provision of the MC Global Charter shall not be changed during the Transition Period.

     (g) Any shareholder whose ownership of MC Global Class A Stock is reduced as a result of the reallocation described in Sections 1.3(a), 1.4(b) and 1.4(c)shall transfer the excess number of shares of MC Global Class A Stock to MC Global, which shall then deliver shares of MC Global Class A Stock to any shareholder that is entitled to an additional number of shares of MC Global Class A Stock as a result of such reallocation.

     1.5 Closing. The Closing of the transactions under this Agreement will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree in writing) at 10:00 a.m., New York City time, on the Closing Date.

     (a) At the Closing, following the Conversion:

          (i) the EPI Shareholders and the MEPUK Shareholders will assign and transfer to MC Global good and valid title in and to their shares of EPI and MEPUK, respectively, free and clear of all Liens, by delivering to MC Global a certificate or certificates representing their shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank;

          (ii) MC Global shall issue to each of the EPI Shareholders and each of the MEPUK Shareholders the number of shares of MC Global Class A Stock and MC Global Class B Stock to which each is entitled under Sections 1.1, 1.2 and 1.3; and

          (iii) MCI shall issue to each of the EPI Shareholders (other than MEPUK) and each of the MEPUK Shareholders an MCI Class A membership interest unless such shareholder has received such Class A membership interest in the Conversion.

     (b) Shares of MC Global Class A Stock and MC Global Class B Stock and MCI Class A membership interests are uncertificated; therefore, the issuance of the MC Global Class A Stock, MC Global Class B Stock and MCI Class A membership interests pursuant to the Conversion, the Share Exchange and the reallocation pursuant to Section 1.3(a) shall be accomplished by registering the issuance on the books and records of MC Global and MCI, respectively, and delivering evidence of the issuance to the holders thereof.

     (c) In addition, at the Closing, the parties shall execute and deliver original counterparts of the certificates and other documents and instruments to be delivered under Articles V and VI.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF EPI

     EPI represents and warrants to MC Global and MCI as to the matters set forth below.

     2.1 Organization of EPI. EPI is a company limited by shares duly organized and validly existing under the laws of Belgium and has all requisite corporate power and authority to own, use and lease its Assets and Properties and to conduct its business as and to the extent presently conducted. EPI is duly qualified, licensed or admitted to do business in those jurisdictions specified in Section 2.1(a) of the Disclosure Schedule, which are the only jurisdictions in which the failure to be qualified, licensed or admitted and in good standing would have a material adverse effect on the Business or Condition of EPI. The name of each director and officer of EPI on the date hereof, and the position with EPI held by each, are listed in Section 2.1(b) of the Disclosure Schedule. Prior to the execution of this Agreement, EPI has delivered to MC Global true and complete copies of the certificate or articles of association and bylaws (or other comparable charter documents) of EPI as in effect on the date hereof.

     2.2 Authority. EPI has all requisite power and legal capacity to execute and deliver this Agreement. The execution, delivery and performance by EPI of this Agreement have been duly and validly authorized by all necessary corporate and shareholder action. This Agreement has been duly and validly executed and delivered by EPI and constitutes a legal, valid and binding obligation of EPI enforceable against EPI in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     2.3 Capitalization. The authorized capital stock of EPI consists of 100,000 capital shares, of which 100,000 have been issued and are outstanding. The Shares are owned by the EPI Shareholders in the amounts set forth on
Schedule 2.3 of the Disclosure Schedule. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding Options with respect to EPI.

     2.4 Subsidiaries. Section 2.4 of the Disclosure Schedule lists the name of each Subsidiary of EPI. Each Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of organization identified in Section 2.4 of the Disclosure Schedule, and has all requisite power and authority to own, use and lease its Assets and Properties and to conduct its business as and to the extent presently conducted. Each Subsidiary is duly qualified, licensed or admitted to do business in those jurisdictions specified in Section 2.4 of the Disclosure Schedule, which are the only jurisdictions in which the failure to be qualified, licensed or admitted would have a material adverse effect on the Business or Condition of EPI. Section 2.4 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by EPI or one or more of its Subsidiaries wholly owned by EPI, free and clear of all Liens. There are no outstanding Options with respect to any Subsidiary.

     2.5 No Conflicts. The execution and delivery by EPI of this Agreement do not, and the performance by EPI of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other comparable charter documents) of EPI or any Subsidiary;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to EPI, any Subsidiary or any of their respective Assets and Properties; or

          (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require EPI or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Lien upon any Assets and Properties of EPI or any Subsidiary under, any Contract or License to which EPI or any Subsidiary is a party or by which any of their respective Assets and Properties is bound, except where the occurrence of any circumstance specified in clauses (i) through (vi) above would not have a material adverse effect on the Business or Condition of EPI.

     2.6 Governmental Approvals and Filings. Except as disclosed in Section 2.6 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of EPI or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

     2.7 Financial Statements. Prior to the execution of this Agreement, EPI has delivered or caused to be delivered to MC Global and MCI true and complete copies of the following financial statements:

          (a) the audited balance sheets of EPI and its consolidated Subsidiaries as of December 31, 1998, December 31, 1999 and December 31, 2000, and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Ernst & Young LLP, EPI's statutory auditors; and

          (b) the unaudited balance sheets of EPI and its consolidated Subsidiaries as of September 30, 2000 and 2001, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows for the nine-month period then ended.

     Except as set forth in the notes thereto, all such financial statements were prepared in accordance with International Accounting Standards and fairly present the consolidated financial condition and results of operations of EPI and its consolidated Subsidiaries as of the respective dates of them and for the respective periods covered by them.

          (c) Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since the EPI Audited Financial Statement Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the Business or Condition of EPI.

     2.8 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the EPI Audited Financial Statements or in the notes thereto, (i) there are no Liabilities against, relating to or affecting EPI or any Subsidiary or any of their respective Assets and Properties that are required to be disclosed in the EPI Audited Financial Statements under International Accounting Standards, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Business or Condition of EPI and (ii) no payments shall be due to any Person pursuant to any agreement, whether written or oral, as a result of the acquisition by MC Global of a controlling interest in EPI in the EPI Share Exchange.

     2.9 Taxes.

          (a) EPI and its Subsidiaries have filed all Tax Returns required to be filed by applicable Law, maintained all documents and records relating to Taxes as are required to be made or provided or maintained by it and has complied in all respects with all legislation relating to Taxes applicable to it. All Tax Returns were in all respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. Neither EPI nor any of its Subsidiaries is aware that any claim has been made by an authority of a jurisdiction where EPI or any of its Subsidiaries does not file Tax Returns that any of EPI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (b) EPI and each Subsidiary has, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

          (c) EPI and each Subsidiary has established (and until the Closing Date will maintain) on its Books and Records reserves adequate to pay all Taxes not yet due and payable in accordance with International Accounting Standards that are reflected in the EPI Audited Financial Statements to the extent required.

          (d) There are no Tax Liens upon the assets of EPI or any Subsidiary except Liens for Taxes not yet due.

          (e) Except as disclosed in Section 2.9 of the Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of EPI or any of its Subsidiaries, and no Tax Authority has notified EPI or any of its Subsidiaries that it intends to investigate its Tax affairs.

          (f) Notwithstanding the disclosure of any matter on Section 2.9 of the Disclosure Schedule pursuant to clause (e) above, EPI and its Subsidiaries have complied (and until the Closing Date will comply) in all respects with the provisions of applicable law relating to the payment and withholding of Taxes, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

     2.10 Legal Proceedings. Except as disclosed in Section 2.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) there are no Actions or Proceedings pending or, to the knowledge of EPI, threatened against, relating to or affecting EPI or any Subsidiary or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to MC Global and MCI, or (ii) if determined adversely, could reasonably be expected to result in (x) any injunction or other equitable relief against EPI or any Subsidiary that would interfere in any material respect with its business or operations or (y) Losses by EPI or any Subsidiary, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $500,000;

          (b) there are no facts or circumstances known to EPI that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

          (c) there are no Orders outstanding against EPI or any Subsidiary.

Prior to the execution of this Agreement, EPI delivered or caused to be delivered to MC Global and MCI all responses of counsel for EPI and its Subsidiaries to auditors' requests for information delivered in connection with the EPI Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting EPI or any Subsidiary.

     2.11 Compliance With Laws and Orders. Neither EPI nor any Subsidiary is or has at any time within the last five years been, or has received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any Law or Order applicable to EPI or any Subsidiary or any of their respective Assets and Properties.

     2.12 Real Property.

          (a) EPI or one of its Subsidiaries has good and marketable fee simple title to each parcel of real property included as an asset on the latest balance sheet included in the EPI Unaudited Financial Statements, and in each case such parcel is free and clear of all Liens, other than Permitted Liens.

          (b) EPI or one of its Subsidiaries has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in paragraph (b) is a legal, valid and binding agreement, enforceable in accordance with its terms, of EPI or one of its Subsidiaries and of each other Person that is a party thereto and there is no, and neither EPI nor any Subsidiary has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

          (c) No tenant or other party in possession of any of EPI's owned real properties has any right to purchase, or holds any right of first refusal to purchase, such properties.

     2.13 Intellectual Property Rights. Section 2.13 of the Disclosure Schedule contains a list of trademarks, trade names, trademark registrations and applications, and service marks that are material to the business of EPI and its Subsidiaries. EPI or a Subsidiary, as indicated, owns the entire right, title and interest including, without limitation, the right to use and license the same. EPI and its Subsidiaries have the right to use any software they use which is material to the running of their business.

     2.14 Licenses. EPI and each Subsidiary own or validly hold all Licenses that are material to its business or operations. Each such License is valid, binding and in full force and effect; and neither EPI nor any Subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

     2.15 Insurance. The material insurance policies that insure the business, operations or employees of EPI and its Subsidiaries are in full force and effect, and are in amounts and have coverages that are reasonable and customary for Persons engaged in businesses and operations and having Assets and Properties similar to EPI and its Subsidiaries.

     2.16 Brokers. Except for Merrill Lynch & Co., whose fees, commissions and expenses have been paid by EPI, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the EPI Shareholders and EPI directly with MC Global and MCI without the intervention of any Person on behalf of any EPI Shareholder or EPI in such manner as to give rise to any valid claim by any Person against MC Global, MCI, EPI or any Subsidiary for a finder's fee, brokerage commission or similar payment.

     2.17 Employee Benefit Plans. Section 2.17 of the Disclosure Schedule contains a list of each plan, agreement or understanding maintained by EPI or its Subsidiaries for the benefit of the employees of EPI or its Subsidiaries, which plan, agreement or understanding provides for health or welfare benefits, retirement income, severance benefits or accident or death benefits or any similar benefits for such employees (or their dependants and beneficiaries).

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF MC GLOBAL AND MCI

     MC Global and MCI hereby jointly and severally represent and warrant to EPI as to the matters set forth below.

     3.1 Organization. Each of MC Global and MCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, use and lease its Assets and Properties and to conduct its business as and to the extent presently conducted. Each of MC Global and MCI is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by MC Global or MCI, as applicable, to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by MC Global or MCI becoming qualified or admitted and in good standing.

     3.2 Authority. Each of MC Global and MCI has all requisite corporate power and legal capacity to execute and deliver this Agreement. The execution, delivery and performance by each of MC Global and MCI of this Agreement have been duly and validly authorized by all necessary corporate, shareholder and member action. This Agreement has been duly and validly executed and delivered by each of MC Global and MCI and constitutes legal, valid and binding obligations of each of MC Global and MCI enforceable against MC Global or MCI, as applicable, in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     3.3 Capitalization. As of the Closing, the authorized capital stock of MC Global will consist solely of 275 million shares of MC Global Class A Stock, 25 million shares of MC Global Class B Stock and 75 million shares of MC Global Class C Stock, of which no shares have been issued or are outstanding. The shares of MC Global Class A Stock and MC Global Class B Stock, when issued at the Closing in the manner contemplated by Section 1.4, will be validly issued, fully paid and nonassessable, and will be free and clear of all Liens. Except for this Agreement and as disclosed in Section 3.3 of the Disclosure Schedule, there are no outstanding Options with respect to MC Global or MCI.

     3.4 No Conflicts. The execution and delivery by each of MC Global and MCI of this Agreement do not, the performance by each of MC Global and MCI of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other comparable charter documents) of MC Global or MCI, as applicable;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.5 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to MC Global or MCI, as applicable, or any of its Assets and Properties; or

          (c) except as disclosed in Section 3.4 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require MC Global or MCI, as applicable, to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any Lien upon any Assets and Properties of MC Global or MCI, as applicable, under, any Contract or License to which MC Global or MCI, as applicable, is a party or by which any of its Assets and Properties is bound.

     3.5 Governmental Approvals and Filings. Except as disclosed in Section 3.5 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of MC Global or MCI is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     3.6 Financial Statements. Prior to the execution of this Agreement, MCI has delivered or caused to be delivered to EPI true and complete copies of the following financial statements:

          (a) the audited balance sheets of MCI and its consolidated subsidiaries as of December 31, 1998, December 31, 1999 and December 31, 2000, and the related audited consolidated statements of operations, members' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by PricewaterhouseCoopers LLP, MCI's independent accountants; and

          (b) the unaudited balance sheets of MCI and its consolidated Subsidiaries as of September 30, 2000 and 2001, and the related unaudited consolidated statements of operations, members' equity and cash flows for the nine-month period then ended.

Except as set forth in the notes thereto, all such financial statements were prepared in accordance with U.S. GAAP and fairly present the consolidated financial condition and results of operations of MCI and its consolidated Subsidiaries as of the respective dates of them and for the respective periods covered by them. Except for those Subsidiaries listed in Section 3.6 of the Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 3.6 have been, consolidated with those of MCI.

     3.7 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since the MCI Audited Financial Statement Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change in the Business or Condition of MCI.

     3.8 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet included in the MCI Audited Financial Statements or in the notes thereto or as disclosed in Section 3.8 of the Disclosure Schedule, there are no Liabilities against, relating to or affecting MC Global or MCI or any of their respective

Subsidiaries, Assets and Properties that are required to be disclosed in the MCI Financial Statements under U.S. GAAP, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to the Business or Condition of MC Global and MCI.

     3.9 Legal Proceedings. Except as disclosed in Section 3.9 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

          (a) there are no Actions or Proceedings pending or, to the knowledge of MC Global or MCI, threatened against, relating to or affecting MC Global or MCI or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to EPI, or (ii) if determined adversely to MC Global or MCI, could reasonably be expected to result in (x) any injunction or other equitable relief against MC Global or MCI that would interfere in any material respect with its business or operations or (y) Losses by MC Global or MCI, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $6,000,000;

          (b) there are no facts or circumstances known to MC Global or MCI that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above; and

          (c) there are no Orders outstanding against MC Global or MCI.

     3.10 Compliance With Laws and Orders. Except as disclosed in Section 3.10 of the Disclosure Schedule, neither MCI nor any Subsidiary is or has at any time within the last five years been, or has received any notice that it is or has at any time within the last five years been, in violation of or in default under, in any material respect, any Law or Order applicable to MCI or any Subsidiary or any of their respective Assets and Properties.

     3.11 Taxes.

     (a) MCI has filed all Tax Returns required to be filed by applicable Law, and has complied in all material respects with all legislation relating to Taxes applicable to it. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

     (b) MCI has, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are due and payable, except for Taxes, the failure of which to pay would not reasonably be expected to have a material adverse effect on the Business or Condition of MC Global or MCI.

     (c) MCI has established (and until the Closing Date will maintain) on its Books and Records reserves adequate to pay all Taxes not yet due and payable in accordance with U.S. GAAP that are reflected in the MCI Audited Financial Statements to the extent required.

     (d) There are no Tax Liens upon the assets of MCI except Liens for Taxes not yet due.

     (e) MCI has complied (and until the Closing Date will comply) in all material respects with the provisions of applicable law relating to the payment and withholding of Taxes.

     3.12 Licenses. MCI owns or validly holds all Licenses that are material to its business or operations. Each such License is valid, binding and in full force and effect; and MCI is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

     3.13 Brokers. Except for Credit Suisse First Boston, whose fees, commissions and expenses are the sole responsibility of MC Global or MCI, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by MC Global or MCI directly with the EPI Shareholders and EPI without the intervention of any Person on behalf of MC Global or MCI in such manner as to give rise to any valid claim by any Person against EPI or any EPI Shareholder for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                            ACTIONS PRIOR TO CLOSING

     4.1 Regulatory and Other Approvals.

     (a) EPI and its Subsidiaries will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of EPI or any Subsidiary to consummate the transactions contemplated hereby,
(ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as MC Global or MCI or such Governmental or Regulatory Authorities or other Persons may reasonably request and (iii) cooperate with MC Global and MCI as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of MC Global and MCI to consummate the transactions contemplated hereby. EPI will provide prompt notification to MC Global when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise MC Global of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     (b) Each of MC Global and MCI will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of MC Global and MCI to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as EPI or such Governmental or Regulatory Authorities or other Persons may reasonably request and (iii) cooperate with EPI and its Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of EPI or any Subsidiary to consummate the transactions contemplated hereby. MC Global will provide prompt notification to EPI when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise EPI of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     4.2 Competition Filings. In addition to the covenants contained in Section 4.1, each of MC Global, MCI and EPI will (a) take promptly all actions necessary to make the filings required of it under the HSR Act and any similar law or regulation of the European Union, (b) comply at the earliest practicable date with any request for additional information received by it from any Governmental or Regulatory Authorities in the area of competition laws and (c) cooperate in all respects to assist the others (and their respective shareholders and members) in connection with any filing under applicable competition laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by Governmental or Regulatory Authorities in the area of competition laws.

     4.3 Preparation of the Registration Statement and the Proxy Statement; Members' Meeting.

     (a) MC Global shall prepare and file a Registration Statement on Form S-4 covering the shares of MC Global Class A Stock and MC Global Class B Stock to be issued in the Conversion and the Share Exchange (the "REGISTRATION STATEMENT") with the SEC. The Registration Statement will include a proxy statement relating to the MCI Member Meeting described below (the "PROXY STATEMENT"). The Proxy Statement also will be used as a disclosure statement relating to the Share Exchange. MC Global and MCI shall use their commercially reasonable efforts to
(i) respond to any comments of the staff of the SEC and (ii) have the

Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Conversion and the Share Exchange. MCI will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to all of the MCI Principal Members as promptly as practicable after the Registration Statement is declared effective under the Securities Act and each of the EPI Shareholders and each of the MEPUK Shareholders has executed and delivered to MC Global and MCI an EPI Share Exchange Agreement, a form of which is attached hereto as Exhibit B (an "EPI SHARE EXCHANGE AGREEMENT"), or a MEPUK Share Exchange Agreement, a form of which is attached hereto as Exhibit C (the "MEPUK SHARE EXCHANGE AGREEMENT"). MCI will notify EPI promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply EPI with copies of all correspondence between MCI or any of its representatives and the SEC with respect to the Registration Statement or the Proxy Statement. The information to be provided by each of the parties hereto for inclusion in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the information provided not misleading, including but not limited to the financial statements (including the related notes and supporting schedules) which will present fairly the financial condition and results of operations of the parties and their respective Subsidiaries at the dates and for the periods indicated.

     (b) MCI will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the MCI Principal Members (the "MCI MEMBER MEETING") for the purpose of obtaining the approval of the Conversion by the MCI Principal Members. MCI covenants that it will, through its Board of Directors, recommend to the MCI Principal Members approval of the Conversion and further covenants that the Proxy Statement will include such recommendation.

     4.4 Investigation by MC Global. EPI will and will cause its Subsidiaries to, (a) provide MC Global and MCI and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together, "REPRESENTATIVES") with full access, upon reasonable prior notice and during normal business hours, to the officers, employees, agents and accountants of EPI and its Subsidiaries and their Assets and Properties and Books and Records, and (b) furnish MC Global, MCI and such other Persons with such information and data concerning the business and operations of EPI and its Subsidiaries as MC Global, MCI or any of such other Persons reasonably may request in connection with such investigation and the preparation of the Registration Statement.

     4.5 Alternative Solicitations. If EPI or any Subsidiary (or any Person acting for or on their behalf) (a) receives from any Person (other than MC Global or MCI) any offer, inquiry or informational request relating to a proposed Business Combination involving EPI or any Subsidiary of EPI, or (b) receives any notice from any EPI Shareholder that such EPI Shareholder intends to sell its Shares, then EPI will promptly, orally and in writing, advise MC Global of such offer, inquiry or request and deliver a copy of such notice to MC Global.

     4.6 Conduct of Business of MC Global and MCI. Prior to the Closing, each of MC Global and MCI will conduct business in the ordinary course and consistent with past practice.

     4.7 Conduct of Business of EPI. Prior to the Closing, EPI will, and will cause its Subsidiaries to, conduct business in the ordinary course consistent with past practice.

     4.8 Employee Matters. Except as may be required by Law, as previously disclosed to MCI or as agreed by MC Global, EPI will, and will cause its Subsidiaries to, refrain, from directly or indirectly:

          (a) making any increase in the salary, wages or other compensation of any officer, employee or consultant of EPI or any Subsidiary whose annual salary, wages or other compensation from EPI is or, after giving to such change, would be US$100,000 or more; and

          (b) adopting, entering into, amending, modifying or terminating (partially or completely) any employee benefit or welfare plan.

     4.9 Certain Restrictions.

     (a) Except as otherwise agreed to in writing by MC Global or MCI, EPI will, and will cause its Subsidiaries to, refrain from:

          (i) amending their certificates or articles of association or bylaws (or other comparable charter documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

          (ii) authorizing, issuing, selling or otherwise disposing of any shares of capital stock or other equity interests of or any Option with respect to EPI or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock or other equity interests of or Option with respect to EPI or any Subsidiary;

          (iii) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of other equity interests of EPI or any Subsidiary not wholly owned by EPI, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock or other equity interests of or any Option with respect to EPI or any Subsidiary not wholly owned by EPI;

          (iv) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

          (v) (i) incurring Indebtedness in an aggregate principal amount exceeding E15,000,000 (net of any amounts of Indebtedness discharged during such period) other than indebtedness incurred in the ordinary course of business in connection with the settlement of payment transactions, or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of EPI or any Subsidiary under, any Indebtedness of or owing to EPI or any Subsidiary (in either case other than Indebtedness of EPI or a Subsidiary owing to EPI or a wholly-owned Subsidiary);

          (vi) engaging with any Person in any Business Combination;

          (vii) making capital expenditures or commitments for capital expenditures in an aggregate amount exceeding E15,000,000; or

          (viii) entering into any agreement or resolving to do or engage in any of the foregoing.

     (b) Except as otherwise agreed to in writing by EPI, MC Global and MCI, will, and will cause their Subsidiaries to, refrain from:

          (i) taking any action with respect to any liquidation or dissolution of any such corporation;

          (ii) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of other equity interests of MC Global, MCI or any Subsidiary not wholly owned by MC Global or MCI, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock or other equity interests of or any Option with respect to MC Global or MCI or any Subsidiary not wholly owned by MC Global or MCI; or

          (iii) engaging with any Person in any Business Combination that is material to MC Global or MCI unless that Business Combination is disclosed in the Registration Statement.

     4.10 Books and Records. On the Closing Date, EPI will make available to MC Global and MCI at the offices of EPI all of the Books and Records, and if at any time after the Closing any EPI Shareholder or EPI or any Subsidiary discovers in its possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to MC Global.

     4.11 Notice and Cure. Each party (the "DEFAULTING PARTY") will notify the others (the "NON-DEFAULTING PARTY") promptly in writing of, and contemporaneously will provide the Non-Defaulting Party with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of such Defaulting Party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such Defaulting Party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each party also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the other's right to seek damages, at law and/or at equity, for breaches of any of the foregoing.

     4.12 Fulfillment of Conditions.

     (a) EPI will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of MC Global and MCI contained in this Agreement and will not, and will not permit EPI or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

     (b) Each of MC Global and MCI will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of EPI and the EPI Shareholders contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

                                   ARTICLE V

                 CONDITIONS TO OBLIGATIONS OF MC GLOBAL AND MCI

     The obligations of each of MC Global and MCI hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by MC Global and MCI in their sole discretion):

     5.1 Representations and Warranties. Each of the representations and warranties made by EPI in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of material adverse effect will be true and correct in all respects) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of material adverse effect will be true and correct in all respects) on and as of such earlier date.

     5.2 Performance. EPI shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by EPI or any Subsidiary at or before the Closing.

     5.3 Officers' Certificates. EPI shall have delivered to MC Global a certificate, dated the Closing Date and executed by its Chairman of the Board, its President or any Executive or Senior Vice President or Managing Director, substantially in the form and to the effect of Exhibit D or hereto, as applicable, and a certificate, dated the Closing Date and executed by its General Manager, Corporate Affairs, substantially in the form and to the effect of Exhibit E hereto.

     5.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to MC Global and MCI, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any

Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the applicability of any such Law.

     5.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the parties to this Agreement to perform their obligations under it and to consummate the transactions contemplated hereby and thereby, (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to MC Global and MCI, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under competition laws, shall have occurred.

     5.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the parties to this Agreement of their obligations under it or to the consummation of the transactions contemplated hereby as are required under any Contract to which any party or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect MC Global and MCI or the Business or Condition of EPI or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to MC Global and MCI, (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to MC Global and MCI, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect.

     5.7 Opinion of Counsel. MC Global and MCI shall have received the opinion of Sullivan & Cromwell, U.S. counsel to EPI, and Linklaters & Alliance, Belgian counsel to EPI, dated the Closing Date, in such forms as are reasonably acceptable to MC Global and MCI.

     5.8 Charters and Bylaws. A certificate of incorporation and bylaws substantially in the form of Exhibits G and H, respectively, shall be in effect as the certificate of incorporation and bylaws of MCI. A certificate of incorporation and bylaws substantially in the form of Exhibits I and J, respectively, shall be in effect as the certificate of incorporation and bylaws of MC Global.

     5.9 Certificates. EPI shall have delivered to MC Global copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of EPI and each Subsidiary certified by the appropriate official of the jurisdiction of organization.

     5.10 Resignations of Directors. The members of the boards of directors of EPI and its Subsidiaries shall have tendered, effective at the Closing, their resignations as such directors.

     5.11 Intellectual Property Assignment Agreement. EURO Kartensysteme EUROCARD und eurocheque GmbH and GZS Gesellschaft for Zahlungssysteme mbH shall have entered into an Intellectual Property Assignment Agreement with EPI in such form as is reasonably acceptable to MC Global and MCI and that Agreement shall be in full force and effect.

     5.12 Entry into License Agreement. Any member of EPI, including without limitation each MEPUK Shareholder and EPI Shareholder, that is not, immediately prior to the Closing, a Principal Member of MCI shall execute and deliver to MCI an MCI License Agreement in the form of Exhibit L (an "MCI LICENSE AGREEMENT").

     5.13 MEPUK Share Exchange Agreement. Each MEPUK Shareholder shall have entered into the MEPUK Share Exchange Agreement, as required by Section 4.3.

     5.14 EPI Share Exchange Agreement. Each EPI Shareholder other than MCI and MEPUK shall have entered into an EPI Share Exchange Agreement, as required by
Section 4.3.

     5.15 Registration Statement. The Registration Statement shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     5.16 Tax Matters. MC Global and MCI shall have received the opinion of Pillsbury Winthrop LLP in form and substance reasonably satisfactory to MC Global and MCI, or the satisfactory ruling of the Internal Revenue Service, with respect to the United States federal income tax consequences of the Conversion and the EPI Share Exchange.

                                   ARTICLE VI

                        CONDITIONS TO OBLIGATIONS OF EPI

     The obligations of EPI hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by EPI in its sole discretion):

     6.1 Representations and Warranties. Each of the representations and warranties made by MC Global and MCI in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of material adverse effect will be true and correct in all respects) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects (except that representations and warranties that are qualified as to materiality or as to absence of material adverse effect will be true and correct in all respects) on and as of such earlier date.

     6.2 Performance. MC Global and MCI shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by MC Global and MCI at or before the Closing.

     6.3 Officers' Certificates. MC Global and MCI shall have delivered to EPI a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Senior Executive, Executive or Senior Vice President of MC Global and MCI, substantially in the form and to the effect of Exhibit M hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of MC Global and MCI, substantially in the form and to the effect of Exhibit N hereto.

     6.4 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to EPI, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the applicability of any such Law.

     6.5 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the parties to this Agreement to perform their obligations under it and to consummate the transactions contemplated hereby, (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to EPI, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under competition laws, shall have occurred.

     6.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the parties to this Agreement of their obligations under it or to the consummation of the transactions contemplated hereby as are required under any Contract to which any party or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect EPI or the Business or Condition of MC Global and MCI or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to EPI, (a) shall have been obtained in form and substance reasonably satisfactory to EPI, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

     6.7 Opinion of Counsel. EPI shall have received the opinion of Clifford Chance Rogers & Wells LLP, counsel to MC Global and MCI, dated the Closing Date, in such form as is reasonably acceptable to EPI.

     6.8 Charters and Bylaws. A certificate of incorporation and bylaws substantially in the form of Exhibits G and H, respectively, shall be in effect as the certificate of incorporation and bylaws of MCI. A certificate of incorporation and bylaws substantially in the form of Exhibits I and J, respectively, shall be in effect as the certificate of incorporation and bylaws of MC Global.

     6.9 Good Standing Certificates. MC Global and MCI shall have delivered to EPI copies of the certificates or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto, of MC Global and MCI and each Subsidiary of MC Global or MCI certified by the appropriate official of the jurisdiction of organization.

     6.10 No Stop Orders. The Registration Statement shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

     6.11 Merger Agreement. The Agreement and Plan of Merger by and among MC Global, MCI and MasterCard Merger Sub, Inc. to effectuate the Conversion shall have been executed in substantially the form attached hereto as Exhibit A, shall not have been amended or terminated, and shall have become effective.

     6.12 Tax Matters. EPI or the applicable EPI Shareholders or MEPUK Shareholders shall have received an opinion or opinions, in form and substance reasonably satisfactory to EPI, of recognized tax counsel, or the satisfactory rulings of the appropriate Tax Authorities, with respect to the tax consequences of the Conversion and the Share Exchange to the EPI Shareholders and the MEPUK Shareholders in the United Kingdom and France.

                                  ARTICLE VII

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                COVENANTS AND AGREEMENTS; POST-CLOSING COVENANTS

     7.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.5(a) and 3.1, 3.2, 3.3 and 3.4(a), (b) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.9,
(c) with respect to each other representation and warranty, until the Transition Date or (d) indefinitely with respect to each other covenant or agreement contained in this Agreement, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a notice describing, in reasonable detail, a claim for indemnification pursuant to the applicable EPI Share Exchange Agreement or MEPUK Share Exchange Agreement has been given by a party seeking indemnification to the parties from whom indemnification is being sought on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved. The parties agree that claims for indemnification for Loss resulting from a breach of this Agreement shall be handled in the manner contemplated by the New MCI Bylaws.

     7.2 Post-Closing Covenants.

     (a) MC Global will initiate and maintain a Global Center of Excellence in Waterloo, Belgium as the primary focus of global debit activities for three years, so long as it is commercially reasonable to do so;

     (b) MC Global will initiate a Global Center of Excellence for mobile commerce and chip products in Waterloo, Belgium for three years, so long as it is commercially reasonable to do so;

     (c) MC Global and MCI confirm that they will not prohibit the use of Eurocard(R) as a program name so long as it is used in a manner consistent with any rules of MC Global or MCI concerning the use of program names;

     (d) subject to the approval of technical convergence of European Payment Systems Services S.A. and MCI's Global Technology and Operations division, it is the intention of the parties that members will not experience any adverse impact on pricing or service levels as a result of a convergence; and

     (e) marketing support to the Eurocard(R) brand (e.g., European football sponsorship) will continue until the European Football Championships in 2004 (Euro 2004) in accordance with the terms and conditions set forth in Section 5 of the Alliance Agreement and notwithstanding its termination.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of all of the parties;

          (b) at any time before the Closing, by EPI, on the one hand, or MC Global or MCI, on the other hand, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

          (c) at any time after June 30, 2002 by EPI, on the one hand, or MC Global or MCI, on the other hand, upon notification to the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

     8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of EPI or MC Global or MCI (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 10.3 and confidentiality in Section 10.5 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1(b), EPI will remain liable to MC Global and MCI for any breach of this Agreement by EPI existing at the time of such termination, and MC Global and MCI will remain liable to EPI for any breach of this Agreement by MC Global or MCI existing at the time of such termination, and EPI or MC Global or MCI may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

                                   ARTICLE IX

                                  DEFINITIONS

     9.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

          "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

          "ACTUAL ALLOCATION" has the meaning ascribed to it in the definition of ec Picto Stock.

          "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

          "AGREEMENT" means this Share Exchange and Integration Agreement (as amended, modified, supplemented or restated from time to time), the Exhibits and the Disclosure Schedule and the certificates delivered in accordance with Sections 5.3 and 6.3, as the same shall be amended from time to time.

          "ALLIANCE AGREEMENT" has the meaning ascribed to it in the forepart of this Agreement.

          "ASSETS AND PROPERTIES" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, securities, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property rights.

          "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of EPI, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "BUSINESS COMBINATION" means with respect to any Person any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

          "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in Brussels, Belgium or New York City are authorized or obligated to close.

          "BUSINESS OR CONDITION" means with respect to any Person, the business, condition (financial or otherwise), results of operations, Assets and Properties and prospects of that person and its Subsidiaries taken as a whole.

          "CARD FEE ASSESSMENT" means a bona fide, non de minimis fee expressed as a fixed amount in connection with a card.

          "CLOSING" means the closing of the transactions contemplated by
     Section 1.5.

          "CLOSING DATE" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 5.5,
     5.6 and 5.16 and Sections 6.5, 6.6 and 6.12 has been obtained, made or given or has expired, as applicable, or (b) such other date as MC Global, MCI and EPI mutually agree upon in writing.

          "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "CONTRACT" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

          "CONVERSION" has the meaning ascribed to it in the forepart of this Agreement.

          "CURRENCY CONVERSION BAND" has the meaning ascribed to it in Section 1.4(d).

          "DEFAULTING PARTY" has the meaning ascribed to it in Section 4.11.

          "DISCLOSURE SCHEDULE" means the record delivered to MC Global by EPI and by MC Global and MCI to EPI herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

          "EC PICTO" means the ec (Pictogram)(R) mark owned by EPI, either alone or combined with the ec(R) mark owned by EPI.

          "EC PICTO STOCK" means shares of MC Global Class B Stock in an amount, expressed as a percentage of the number of Outstanding Shares of MC Global that, as of the close of business New York City time on the Transition Date, is equal to the difference (the "DIFFERENCE") between (x) the Simulated Result and (y) the European Regional Proxy Amount for the last 12 months of the Transition Period, up to a maximum Difference of 5 1/3%; provided, however, that if the percentage of MC Global Class A Stock that is allocated to the Shareholders of Europe on the Transition Date in accordance with Section 1.3(b)(i)(1)-(3) (the "ACTUAL ALLOCATION") exceeds the European Regional Proxy Amount for the last 12 months of the Transition Period, then the Difference shall be reduced by the amount of the excess; and provided further that if the Actual Allocation exceeds the Simulated Result, then the Difference shall be deemed to be zero.

          "EPI" has the meaning ascribed to it in the forepart of this Agreement.

          "EPI AUDITED FINANCIAL STATEMENT DATE" means December 31, 2000.

          "EPI AUDITED FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal year of EPI delivered to MC Global pursuant to
     Section 2.7.

          "EPI FINANCIAL STATEMENTS" means the consolidated financial statements of EPI and its consolidated Subsidiaries delivered to MC Global pursuant to
     Section 2.7.

          "EPI SHARE EXCHANGE" has the meaning described in the forepart of this Agreement.

          "EPI SHARE EXCHANGE AGREEMENT" has the meaning ascribed to it in
     Section 4.3.

          "EPI SHAREHOLDER" has the meaning ascribed to it in the forepart of this Agreement.

          "EPI UNAUDITED FINANCIAL STATEMENT DATE" means the last day of the most recent fiscal quarter of EPI for which Financial Statements are delivered to MC Global pursuant to Section 2.7.

          "EPI UNAUDITED FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal quarter of EPI delivered to MC Global pursuant to Section 2.7.

          "EUROPE REGION" shall mean those countries set forth on Exhibit P.

          "EUROPEAN MEMBER" means a Principal Member of MCI in the Europe
     Region.

          "EUROPEAN REGIONAL PROXY AMOUNT" means that portion of the Global Proxy Calculation for all shareholders of MC Global that is attributable to the Shareholders of Europe.

          "GLOBAL PROXY CALCULATION" means the calculation that shall be made for each successive 12-month period beginning on the first day of the first fiscal quarter beginning after the Closing in accordance with the following sentence. The Global Proxy Calculation for each shareholder shall be equal to the sum obtained by adding (A) .25 multiplied by a fraction, the numerator of which is the shareholder's Gross Dollar Volume (GDV) and the denominator of which is MC Global's Gross Dollar Volume (GDV) attributable to all shareholders of MC Global, plus (B) .25 multiplied by a fraction, the numerator of which is the shareholder's Gross Acquiring Volume (GAV) and the denominator of which is MC Global's Gross Acquiring Volume (GAV) attributable to all shareholders of MC Global, plus (C) .50 multiplied a fraction, the numerator of which is the sum of (1) the Revenues Paid by the shareholder to MC Global and its Subsidiaries relating to all matters other than travelers cheque programs, plus (2) two times the Revenues Paid by the shareholder to MC Global and its Subsidiaries relating to travelers cheque programs and the denominator of which is the sum of (1) Revenues Paid by all shareholders to MC Global and its Subsidiaries relating to all matters other than travelers cheque programs, plus (2) two times the Revenues Paid by all shareholders to MC Global and its Subsidiaries relating to travelers cheque programs, in each case for the applicable period. No Gross Dollar Volume (GDV) or Gross Acquiring Volume (GAV) shall be attributable to travelers cheque programs for purposes of the Global Proxy Calculation. Only actual, as opposed to estimated, Gross Dollar Volume (GDV) and Gross Acquiring Volume (GAV) and Revenues Paid information will be used in determining the Global Proxy Calculation for each shareholder.

          "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

          "GROSS ACQUIRING VOLUME" or "GAV" means processed and non-processed acquired Volumes (including domestic and international retail purchases, cash transactions, on-us transactions, intra-processor transactions and local use only transactions) that occur as a result of one or more of (A) a transaction involving any one of MC Global's brands (e.g., MasterCard(R), Eurocard(R), Maestro(R), Cirrus(R) and ec Picto(R)) or (B) a non-MasterCard branded transaction involving a card which includes any one of MC Global's brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any of MC Global's brands as determined by MC Global.

          "GROSS DOLLAR VOLUME" or "GDV" means processed and non-processed issued Volumes (including domestic and international retail purchases, cash transactions, convenience checks, on-us transactions, intra-processor transactions, local use only transactions and balance and commercial funds transfers) that occur as a result of one or more of (A) a transaction involving any one of MC Global's brands (e.g., MasterCard(R), Eurocard(R), Maestro(R), Cirrus(R) and ec Picto(R)) or (B) a non-MasterCard branded transaction involving a card which includes any one of MC Global's brand logos as well as other payment brand logos, provided that such other payment brands are not in direct competition with any of MC Global's brands as determined by MC Global.

          "HSR ACT" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

          "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

          "LAWS" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise).

          "LICENSES" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "LIENS" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

          "MC GLOBAL" has the meaning ascribed to it in the forepart of this Agreement.

          "MC GLOBAL BYLAWS" means the Bylaws of MC Global that will be in effect as of the Closing and will be substantially in the form of Exhibit J.

          "MC GLOBAL CHARTER" means the Certificate of Incorporation of MC Global that will be in effect as of the Closing and will be substantially in the form of Exhibit I.

          "MC GLOBAL CLASS A STOCK" means the class A common stock, $.01 par value per share, of MC Global.

          "MC GLOBAL CLASS B STOCK" means the class B common stock, $.01 par value per share, of MC Global, which shall not have any voting rights following the Transition Date.

          "MC GLOBAL CLASS C STOCK" means the class C common stock, $.01 par value per share, of MC Global.

          "MCI" has the meaning ascribed to it in the forepart of this Agreement.

          "MCI AUDITED FINANCIAL STATEMENT DATE" means December 31, 2000.

          "MCI AUDITED FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal year of MCI delivered to EPI pursuant to Section 3.6.

          "MCI FINANCIAL STATEMENTS" means the consolidated financial statements of MCI and its consolidated Subsidiaries delivered to EPI pursuant to
     Section 3.6.

          "MCI LICENSE AGREEMENT" has the meaning given such term in Section
     5.12.

          "MCI MEMBER MEETING" has the meaning ascribed to it in Section 4.3(b).

          "MCI UNAUDITED FINANCIAL STATEMENT DATE" means the last day of the most recent fiscal quarter of MCI for which Financial Statements are delivered to MC Global pursuant to Section 3.6.

          "MCI UNAUDITED FINANCIAL STATEMENTS" means the Financial Statements for the most recent fiscal quarter of MCI delivered to EPI pursuant to
     Section 3.6.

          "MEMBERS OUTSIDE EUROPE" means those Principal Members of MCI outside the Europe Region.

          "MEPUK" has the meaning ascribed to it in the forepart of this Agreement.

          "MEPUK SHARE EXCHANGE" has the meaning ascribed to it in the forepart of this Agreement.

          "MEPUK SHARE EXCHANGE AGREEMENT" has the meaning ascribed to it in
     Section 4.3.

          "MEPUK SHAREHOLDER(S)" has the meaning ascribed to it in the forepart of this Agreement.

          "NEW MCI BYLAWS" means the Bylaws of MCI that will be in effect as of the Closing and will be substantially in the form of Exhibit H.

          "NEW MCI CHARTER" means the Certificate of Incorporation of MCI that will be in effect as of the Closing and will be substantially in the form of Exhibit G.

          "NON-DEFAULTING PARTY" has the meaning ascribed to it in Section 4.11.

          "OPTION" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

          "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "OUTSIDE EUROPE PROXY AMOUNT" means that portion of the Global Proxy Calculation for all shareholders of MC Global that is attributable to the Shareholders Outside Europe.

          "OUTSTANDING SHARES OF MC GLOBAL" means the total number of shares of MC Global Class A Stock and MC Global Class B Stock that are outstanding at the time.

          "PERMITTED LIEN" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP or International Accounting Standards, as applicable, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of EPI or MCI or any of their respective Subsidiaries.

          "PERMITTED PURSE BRAND" means a brand representing a stored value application that is permitted to be used by the members of MCI under the Bylaws and Rules of MCI.

          "PERSON" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "PREVAILING EXCHANGE RATE" has the meaning ascribed to it in Section 1.4(d).

          "PRINCIPAL MEMBER" means a member of MCI that is a Principal Member, Association Member or Travelers Cheque Member within the meaning of MCI's bylaws and any Person that is a Class A Member of MCI within the meaning of the New MCI Bylaws.

          "PRINCIPAL MEMBERSHIP INTEREST" means a membership interest in MCI held by a Principal Member.

          "PROXY STATEMENT" has the meaning ascribed to it in Section 4.3.

          "REGISTRATION STATEMENT" has the meaning ascribed to it in Section
     4.3.

          "REPRESENTATIVES" has the meaning ascribed to it in Section 4.4.

          "REVENUES PAID" for any period means, with respect to a particular shareholder, all revenues of MC Global on a consolidated basis, calculated in accordance with U.S. GAAP, that are generated by the activities of that shareholder, other than (1) any fees or other charges associated with the termination of that shareholder's membership in MCI, (2) Integration Assessments (as defined in Section 4(d) of Article VI of the New MCI Bylaws) paid by that shareholder, (3) other assessments, fees and charges paid by that shareholder in its capacity as a member of MCI if those assessments, fees and charges were imposed on less than all of the members of MCI (except for assessments, fees and charges pertaining to business development, ordinary course of business and other matters deemed to be includable by the management of MCI in its sole discretion) and (4) fines and penalties paid by that shareholder (except as determined in the sole discretion of the management of MCI).

          "SEC" means the U.S. Securities and Exchange Commission or any successor agency.

          "SHARE EXCHANGE " has the meaning ascribed to it in the forepart of this Agreement.

          "SHAREHOLDERS OF EUROPE" means those holders of Outstanding Shares of MC Global that are designated as part of the Europe Region of MC Global; provided, however, that in determining such holders, transfers of shares of MC Global made pursuant to clauses (iv) or (v) of Article III, Section 3 of the MC Global Bylaws shall be disregarded.

          "SHAREHOLDERS OUTSIDE EUROPE" means those holders of Outstanding Shares of MC Global that are not shareholders of Europe.

          "SIMULATED RESULT" means the result derived from:

             (a) computing all ec Picto(R) volumes derived from cards bearing the ec Picto(R) mark that are subject to binding, enforceable contractual commitments under which, by the end of the second anniversary of the Transition Date, (i) the ec Picto(R) mark will be removed from such cards and (ii) all volumes flowing from such cards will be Maestro; and

             (b) calculating the European Regional Proxy Amount by applying such volumes derived from (a) as if conversion of such ec Picto(R) volumes to Maestro volumes had occurred at the opening of business on the first day of the third year of the Transition Period. In calculating the Simulated Result, volumes subject to the contractual commitments described above will receive the appropriate weighting based upon the terms of such contractual commitments (e.g., volume-based assessments will receive 100% weighting and card fee assessments will receive 75% weighting). In the event that the contractual commitments do not indicate otherwise, the volumes will be considered Type 1A volumes as described under "Volumes."

          "SUBSIDIARY" means any Person in which any other Person directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests or the voting control. Unless the context otherwise requires, all references herein to a "Subsidiary" mean a Subsidiary of EPI.

          "TAX AUTHORITY" means the U.S. Internal Revenue Service and any state, local, foreign or other Governmental or Regulatory Authority charged by law with the administration or collection of any Tax.

          "TAX RETURN" means a report, return, notification or other information required to be supplied to a Governmental or Regulatory Authority with respect to Taxes.

          "TAXES" means any Federal, state, county, local or foreign taxes, charges, surcharges, fees, levies, or other assessments, including all net income, gross income, sales and use, value added, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, duties, imposts, severance or withholding taxes or charges imposed by any government entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

          "TRANSITION DATE" means the third anniversary of the first day of the first fiscal quarter beginning after the fiscal quarter in which the Closing occurs; provided however, that if such date is not a Business Day, then the Transition Date shall be the next day on which banks in New York City are open for business.

          "TRANSITION PERIOD" means the three years prior to and ending on the Transition Date.

          "TRAVELERS CHEQUE MEMBER" means a financial institution or other entity that is eligible for, and is elected by the Board of Directors of MCI to, membership pursuant to the bylaws of MCI and that participates or proposes to participate directly in the travelers cheque programs of MCI.

          "U.S. GAAP" means generally accepted accounting principles in the United States.

          "VOLUME BASED ASSESSMENT" means a bona fide, non de minimis assessment typically expressed as a percentage of the Gross Dollar Volume (GDV) or Gross Acquiring Volume (GAV) associated with a particular type of transaction.

          "VOLUMES" means the following four types of volumes in the specified percentages:

             (1) Type 1 shall include 100% of all (1) volumes on cards that include a MasterCard(R) brand logo and that are subject to volume-based assessments or card fee assessments, (2) Maestro(R) and Cirrus(R) processed debit volumes and (3) Maestro(R) and Cirrus(R) debit volumes that are subject to volume-based assessments, so long as Maestro(R), a Permitted Purse Brand and/or Cirrus(R) is the sole acceptance brand on the card.

             (2) Type 1A shall include 75% of all ec Picto(R) volumes and other similar debit volumes that in each case have been converted to Maestro(R) volumes so long as Maestro(R), a Permitted Purse Brand and/or Cirrus(R) is the sole acceptance brand on the card and the card is subject to card fee assessments.

             (3) Type 2 shall include the following percentages of all volumes for regional debit brands owned (or in the case of the initial allocation of shares to be owned) solely by MC Global on cards that include a Maestro(R)and/or Cirrus(R) logo; provided that such cards are subject to volume-based assessments or card fee assessments; and provided, further, that for calculations for the last year of the Transition Period through the year ending on the second anniversary of the Transition Date, there is a binding written commitment to remove all acceptance brand logos other than the Maestro(R) brand logo, the Cirrus(R) brand logo or a Permitted Purse Brand logo on the cards not later than the fifth anniversary of the first fiscal quarter beginning after the fiscal quarter in which the Closing Date occurs:

                (a) 40% of such volumes for the last year of the Transition Period;

                (b) 30% of such volumes for the year ending on the one-year anniversary of the end of the Transition Period;

                (c) 20% of such volumes for the year ending on the two-year anniversary of the end of the Transition Period; and

                (d) 10% of such volumes for subsequent years.

             (4) Type 3 shall include 1% of (i) volumes for regional debit brands not owned by MC Global on cards that include a Maestro(R) and/or Cirrus(R) brand logo and are subject to volume-based assessments or card fee assessments and (ii) volumes for balance and commercial funds transfers relating to cards that are subject to volume-based assessments or card fee assessments.

             (5) In determining each Shareholder of Europe's proportionate share of (i) the European Regional Proxy Amount for purposes of the reallocation contemplated by Section 1.3(a) and (ii) the European Regional Proxy Amount for each year of the Transition Period other than the last year of the Transition Period, ec Picto(R) Volumes shall be accorded a weighting of 10% (unless those volumes satisfy the criteria of Type 1A or Type 2 Volumes, in which case those volumes shall be accorded the weighting contemplated by those Types, as appropriate). Thereafter, ec Picto(R) Volumes shall be accorded the weighting determined in accordance with the definitions of the Types of Volumes described above.

             (6) For each Global Proxy Calculation, all Volumes described above will be included in calculating Gross Dollar Volume and Gross Acquiring Volume whether those Volumes are assessed directly or the cards to which they relate are subject to card fee assessments of the type contemplated by the applicable type of Volume. In addition, for each Global Proxy Calculation performed prior to the expiration of the Transition Period, Volumes of the types described above will be included even if they are not subject to volume-based or card fee assessments.

          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively;
     (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of EPI or a Subsidiary or MCI or any of its Subsidiaries, as applicable. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under U.S. GAAP or the International Accounting Standards, as applicable.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or mailed (first class postage prepaid) to the parties at the following addresses:

     If to MC Global or MCI, to:

     MasterCard International Incorporated
     2000 Purchase Street
     Purchase, New York 10577-2509
     Fax Number: 914-249-4262
     Attention: General Counsel

     with a copy to:
     Clifford Chance Rogers & Wells LLP
     200 Park Avenue
     New York, New York 10166
     Attn: Kathleen L. Werner

     If to EPI, to:
     Europay International S.A.
     198A Chaussee de Tervuren
     B-1410 Waterloo
     Belgium
     Fax Number: 011-32-2-352-5298
     Attention: General Manager -- Corporate Affairs

     with copies to:

     Europay International S.A.
     198A Chaussee de Tervuren
     B-1410 Waterloo
     Belgium
     Fax Number: 011-32-2-352-5444
     Attention: Legal Department

               - and -

     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Fax Number: 212-558-3588
     Attention: Richard R. Howe

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery and (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     10.2 Entire Agreement. This Agreement, including all exhibits, schedules and annexes hereto, supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     10.3 Expenses. Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 8.2), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

     10.4 Public Announcements. Each of MC Global and MCI, on the one hand, and EPI, on the other hand, will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. EPI will not issue or make, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of MC Global. Neither MC Global nor MCI will issue or make, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of EPI. Notwithstanding the foregoing, any party may make such news releases and public disclosures if and to the extent such disclosures are required by Law, but in any event only after giving both MC Global and EPI a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

     10.5 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or
(ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to MC Global's or MCI's use of documents and information concerning EPI and the Subsidiaries furnished by EPI hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

     10.6 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     10.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto; provided, however, that during the Transition Period, Section 7.2 may be amended, supplemented or modified only if the amendment, supplement or modification has been approved by a majority of the board of directors of MC Global and a majority of the board of directors of the regional board of the Europe Region; and provided, further, that until the end of the Transition Period and the final implementation of all calculations contemplated by Sections 1.1, 1.2, 1.3 and 1.4, none of those Sections nor any of the related definitions in Section 10.1 may be amended, supplemented or modified without the approval of 75% of the members of the board of directors of MC Global present at a meeting at which a quorum is present and the approval of all the shareholders of EPI (other than MCI and MEPUK) and the shareholders of MEPUK.

     10.8 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than the EPI Shareholders (other than MCI and MEPUK) and the shareholders of MEPUK which shall be third-party beneficiaries of the agreements contained in Sections 1.1, 1.2, 1.3 and 1.4 and the related definitions in Section 10.1.

     10.9 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     10.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     10.11 Consent to Jurisdiction and Service of Process. EPI hereby irrevocably appoints Sullivan & Cromwell, at its office at 125 Broad Street, New York, New York 10004, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that in the case of any service upon such agent and attorney, the party effecting such service shall also deliver a copy thereof to EPI, at the address and in the manner specified in Section 10.1. EPI will enter into such agreements with such agents as may be necessary to constitute and continue the appointment of such agents hereunder. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, EPI will appoint a successor agent and attorney in New York, New York, reasonably satisfactory to MC Global, with like powers. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the County of New York in any such action, suit or proceeding, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein).

     10.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive Laws of the State of New York, without regard to its conflicts of law principles.

     10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     10.15 Incidental Purchases. In connection with the Share Exchange, MC Global may purchase shares of capital stock of EPI from one or more EPI Shareholders for cash or other consideration as MC Global and such EPI Shareholders may agree in order to facilitate the transactions contemplated hereby. Such purchases shall have no effect on the total number of shares of MC Global Class A Stock and MC Global Class B Stock to be issued in the Share Exchange or on the distribution of those shares among the remaining EPI Shareholders.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange and Integration Agreement as of the date first above written.

                                          MASTERCARD INCORPORATED

                                          By: /s/ ROBERT W. SELANDER
                                            ------------------------------------
                                            Name: Robert W. Selander
                                            Title:  President and Chief
                                                    Executive Officer

                                          MASTERCARD INTERNATIONAL INCORPORATED

                                          By: /s/ ROBERT W. SELANDER
                                            ------------------------------------
                                            Name: Robert W. Selander
                                            Title:  President and Chief
                                                    Executive Officer

                                          EUROPAY INTERNATIONAL S.A.

                                          By: /s/ JEAN-PIERRE LEDRU
                                            ------------------------------------
                                            Name: Jean-Pierre Ledru
                                            Title:  Chairman of the Board

                                          By: /s/ PETER HOCH
                                            ------------------------------------
                                            Name: Peter Hoch
                                            Title:  Managing Director and Chief
                                                Executive Officer

                                        30